Exhibit 10.1
January 8, 2008

Mr. Joe Eustace
via hand delivery
Dear Joe:
On behalf of Pioneer Drilling Company (the “Company”), it is my pleasure to extend to you the offer of employment described below. This offer of employment is subject to the closing of the acquisition by the Company of WEDGE Wireline Services, Inc., WEDGE Fishing and Rental Services, L.L.C. and WEDGE Well Services, L.L.C (the “Acquisition”). This offer expires on January 18, 2008.
Position
Effective as of the closing of the Acquisition, you will be employed by the Company as the President of the Well Servicing Division of Pioneer Drilling Company. You will report to the Wm. Stacy Locke, President and CEO of Pioneer Drilling Company.
Responsibilities
You will be expected, at all times during your employment, to loyally and conscientiously perform all of the duties and obligations required of and from you pursuant to the express and implicit terms hereof to the best of your ability and experience and to the reasonable satisfaction of the Company. You will also be expected to comply with and be bound by the Company’s operating policies, procedures and practices that are from time to time in effect during the term of your employment. You will be required to acknowledge that you have read and understood 1) the Company’s Employee Handbook by signing the last page of the handbook and returning it to the Company; 2) the Company’s Code of Conduct and Ethics by signing and returning the acknowledgement form; and 3) the Company’s Foreign Corrupt Practices Act Policy by signing and returning the acknowledgement form.
Given the nature of your position with the Company and your attendant responsibilities, the Company expects that you will, at all times during your employment, devote your full business time and attention to the business of the Company and you will not render commercial or professional services of any nature to any person or organization, whether or not for compensation, without the prior written consent of the Company’s Chief Financial Officer. The Company will be entitled to all of the benefits and profits arising from or incident to all such work services and advice.

“At-Will” Employment
Your employment with the Company will be “at-will.” As a result, either you or the Company may terminate your employment at any time, for any reason or for no reason, without further obligation or liability, except to the extent provided in the Pioneer Drilling Company Key Employee Severance Plan (the “Severance Plan”), attached hereto and described in further detail below.
Salary
You will be paid an annual base salary of $230,000. Your base salary will be reviewed at the end of each calendar year and adjusted from time to time, at the discretion of the Company.
Incentive Compensation
You will be designated as a Level II employee in the Company’s incentive compensation program. The incentive compensation is comprised of a cash incentive award and a stock incentive award. The goals and objectives connected with the cash incentive award will be developed jointly between the Company, the Compensation Committee and you. Based on your level and the achievement of both individual and Company performance goals, you will be eligible to receive a cash incentive award with a target amount of $115,000 and a maximum amount of $230,000.
The stock incentive award is comprised of an annual grant of stock options determined at the discretion of the Company’s Compensation Committee and subject to terms and conditions as the Company shall determine as of the date of any such grant. Given the discretionary nature of the award, the grant varies from year to year. However, had you been an employee of the Company for the fiscal year March 31, 2008 award which occurred in April of 2007, you would have be eligible to receive up to 85,000 options to purchase Company stock.
The exercise price for all options granted to you will be the fair market value of the Common Stock on the date of grant. Subject to your continued employment by the Company and its affiliates, the options granted to you will vest in equal annual installments over a three year period following the date of grant. The vesting of the options may accelerate in certain circumstances, to the extent provided in the Severance Plan.
All options granted to you will be subject to the terms of the Company’s incentive plan from which the options are being granted and a stock option grant agreement between you and the Company.
Benefits
You will be entitled to participate in the Company’s medical, dental, disability and life insurance plans. You will be eligible to participate in the Company’s 401(k) Plan and to receive other benefits offered to other executives of similar rank and status. You will also receive a car allowance of $1000 per month. You will be entitled to 3 weeks paid vacation/sick leave per year, plus the paid holidays established by the Company each year.
All payments of base salary, incentive compensation and certain benefits are subject to deductions for taxes and other withholdings as authorized by you or required by law or the policies of the Company.

Severance
You will be designated as a “Participant”/“Other than a Level I, Level II or Level III Participant” in the Company’s Severance Plan, a copy of which is attached hereto. If your employment with the Company and its affiliates is terminated by you for “Good Reason” or by the Company other than for “Cause” or upon your death or disability, then you will be entitled to certain cash severance payments, the continuation of certain insurance benefits and the acceleration of vesting of some or all of your unvested stock options, all as provided in the Severance Plan. Should you be “Involuntarily Terminated” as defined in the Severance Plan not within two years of a “Change in Control” of the Company, you will receive a lump sum cash payment of 200 percent of your base salary and your annual cash incentive award, vesting of all unvested options that would otherwise vest within the twelve months following your termination date, COBRA premium reimbursement for twelve months and continuation of life insurance coverage for twelve months. Should you be “Involuntarily Terminated” as defined in the Severance Plan within two years of a “Change of Control” of the Company, you will receive 300 percent of base salary and maximum annual cash incentive award, vesting of all unvested options, COBRA premium reimbursement for a period of eighteen months and continuation of life insurance for a period of eighteen months.
Indemnification Agreement
You will be given an Indemnification Agreement by the Company which provides certain protections for activities undertaken by you in conjunction with your position with the Company.
Additional Conditions of Employment
Initial Stock Award and Confidentiality and Non-Competition Agreement
This offer of employment is contingent upon your execution of a Confidentiality and Non-Competition Agreement, a copy of the form of which is attached hereto. The Confidentiality and Non-Competition Agreement contains covenants of confidentiality, non-competition, non-interference with Company relationships, non-solicitation of Company employees and non-disparagement. The non-competition, non-interference and non-solicitation covenants continue in force until the three-year anniversary of the Confidentiality and Non-Competition Agreement. Upon execution of the Confidentiality and Non-Competition Agreement, the Company will grant you an option to purchase 85,000 shares of the Common Stock of the Company. The exercise price for all options granted to you will be the fair market value of the Common Stock on the date of grant. Subject to your continued employment by the Company and its affiliates, the options granted to you will vest in equal annual installments over a three year period following the date of grant. The vesting of the options may accelerate in certain circumstances, to the extent provided in the Severance Plan.
All options granted to you will be subject to the terms of the Company’s incentive plan from which the options are being granted and a stock option grant agreement between you and the Company.

Arbitration Agreement
This offer of employment is contingent upon your review of and agreement to the Company’s standard form of arbitration agreement, a copy of which is attached hereto.
This letter, together with the other agreements and documents described above, sets forth the terms of your employment with the Company and supersedes any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement signed by both you and the Company. The policies, procedures, and benefits of the Company are subject to change at any time and, if and to the extent changed, will apply to you in the same manner as other employees of the Company similarly situated. The Company may change your position, duties, and work location, from time to time, as it deems necessary.
To indicate your acceptance of this offer, please sign and date one copy of this letter in the space provided below and return it to me no later than January 18, 2008. A duplicate copy of this offer letter is enclosed for your records.
We are pleased to offer you a position within our Company and look forward to working with you.
Very truly yours,

/s/ Wm. Stacy Locke
Wm. Stacy Locke,
CEO

I have read and accept this employment offer subject to the terms and conditions set forth herein and hereby grant my permission to the Company to conduct a drug test as a condition of my employment by Pioneer Drilling Company.
By:

/s/ Joseph B. Eustace	January 17, 2008

Signature	Date

Joseph B. Eustace

Printed Name